AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT
THIS AMENDED AND RESTATED TRANSFER AGENT AGREEMENT (the “Agreement”) is made and entered into as of October 22, 2021, by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").
WHEREAS, the Trust and USBFS entered into a Transfer Agent Agreement, dated September 15, 2015 (the “Master Transfer Agent Agreement”); and
WHEREAS, Trust and USBFS have entered into various amendments to add certain open end mutual funds to its series (“Mutual Fund Series”) and to add or amend the fee schedules for the services of each of the Mutual Fund Series (Fund and Fee Amendments); and
WHEREAS, the Trust and USBFS agree that this Agreement and the attached Exhibit A and Exhibit B will supersede and replace the Master Transfer Agent Agreement and its Exhibit A and exhibit B.
WHERAS, the Trust and USBFS agree that all other Exhibits (Exhibit C to Exhibit P) of the Master Transfer Agent Agreement (except its Exhibit A and Exhibit B) will become part of this Agreement.
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and
    WHEREAS, the Trust has issued shares of beneficial interest (“Shares”) of its Mutual Fund Series and exchange-traded funds (each an “ETF Series”).

    WHEREAS, Shares of the ETF Series shall be created and redeemed in bundles called “Creation Units.” The Trust, on behalf of the ETF Series, shall create and redeem Shares of each ETF Series only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A; and as authorized under any applicable Order of Exemption granted by the Securities and Exchange Commission. With respect to the ETF Series, only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the ETF Series’ Distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust. The Trust wishes to engage USBFS to perform certain services on behalf of the Trust with respect to the creation and redemption of Shares of the ETF Series, as the Trust’s agent, namely to provide transfer agent services for Shares of each ETF Series; and to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation (“NSCC”)) with respect to the settlement of trade orders with Authorized Participants. The Trust has engaged U.S. Bank, National Association (the “Custodian”) to provide custody services under the terms of the Amended and Restated Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized

Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series;

WHEREAS, the Trust will ordinarily issue for purchase and redeem Shares of its ETF Series only in aggregations of Shares known as Creation Units (currently a minimum of 10,000 Shares) principally in kind or in cash;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Trust, will be the registered owner (the “ETF Shareholder”) of all Shares of the ETF Series; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each Mutual Fund Series and ETF Series of the Trust listed on the various Exhibits (each Mutual Fund Series and ETF Series a “Fund” and collectively, the “Funds”).
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.Appointment of USBFS as Transfer Agent
The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.
2.Services and Duties of USBFS
I.USBFS shall provide the following transfer agent and dividend disbursing agent services to each of the Mutual Fund Series:
A.Receive and process all orders for the purchase, exchange, transfer and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Fund’s prospectus (the “Prospectus”).

B.Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the instruction provided or the Trust’s custodian, and record the appropriate number of shares being held in the appropriate shareholder account.

C.Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

D.Pay proceeds upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.Prepare and transmit payments, or apply reinvestments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.Serve as the Fund’s agent in connection with systematic plans including but not limited to systematic investment plans, and systematic withdrawal plans and systematic exchange plans.

H.Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal and, dividend reinvestment).
I.Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Fund prospectus.

J.Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

K.Prepare ad-hoc reports as necessary at prevailing rates.

L.Mail shareholder reports and Prospectuses to current shareholders.

M.Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

O.Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

P.Answer correspondence from shareholders, securities brokers and others relating to USBFS’ duties hereunder within required time period established by applicable regulation.
Q.Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit A hereto.
R.Calculate average assets held in shareholder accounts for purposes of paying 12b-1 and/or shareholder servicing fees as directed by the Fund.

S.Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.
T.Provide personnel to respond to telephone inquiries from shareholders and prospective shareholders,
U.Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.
II.    USBFS shall provide the following transfer agent and dividend disbursing agent services to each of the ETF Series:
A.     Perform and facilitate the performance of purchases and redemption of Creation Units.

B.      Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable ETF Series.

C.     Maintain the record of the name and address of the ETF Shareholder and the number of Shares issued by the Trust and held by the ETF Shareholder.

D.     Record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares. USBFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares.

E.     Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to USBFS by the Trust) information with respect to purchases and redemptions of Shares.

F.    On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to USBFS and the Trust the number of outstanding Shares.

G.    On days that the Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to USBFS, the Trust and DTC the amount of Shares purchased on such day.

H.     Confirm to DTC the number of Shares issued to the ETF Shareholder, as DTC may reasonably request.

I.     Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request.

J.     Extend the voting rights to the ETF Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities.

K.    Maintain those books and records of the Trust specified by the Trust and agreed upon by USBFS.

L.    Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed.

M.    Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the ETF Shareholder for each of the respective ETF Series.

N.    Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Trust’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the ETF Shareholder for each of the respective ETF Series.

O.    Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.

P.    In addition to the services set forth above, USBFS shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the ETF Shareholder; and obtaining at the request of the Trust from the ETF Shareholder a list of DTC participants holding interests in the Global Certificate.

Q.    USBFS shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

3.Additional Services to be Provided by USBFS
If the Trust so elects, by including the service it wishes to receive in its fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:
Data Warehouse Services and MARS SystemTM (Exhibit B)

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit B are selected by the series of the Trust, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit B the exhibits shall control. The provisions of Exhibit B, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

4.Lost Shareholder Due Diligence Searches and Servicing
The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth on the exhibits attached hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.
5.Anti-Money Laundering and Red Flag Identity Theft Prevention Programs
The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.
Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.
USBFS agrees to provide to the Trust:
A.Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Fund;

B.Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;
C.Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;
D.Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and
E.Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.
The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Trust.
6.Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on the exhibits attached hereto (as amended from time to time). USBFS shall be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs due to industry, regulatory or other applicable rules. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.
7.Representations and Warranties
A.The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)    A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and
(4)    It is a registered transfer agent under the Exchange Act.
8.Standard of Care; Indemnification; Limitation of Liability
A.USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.
Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.
B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification and will keep the indemnitor advised with respect to all developments concerning such claim. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent. Upon request, the indemnitee shall provide reasonable assistance (at the indemnitor’s cost) to the indemnitor so that indemnitor may defend such claim.

C.The indemnity and defense provisions set forth in this Section 8 shall indefinitely survive the termination and/or assignment of this Agreement.

D.If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.The obligations assumed by a particular Fund hereunder shall be limited in all cases to such Fund and to the assets of that Fund only.
9.Data Necessary to Perform Services
The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.Proprietary and Confidential Information
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders and shall comply with the Gramm-Leach-Bliley Act and any state laws concerning privacy.
The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of USBFS, all non-public information relative to USBFS (including, without limitation, information regarding USBFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by USBFS. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBFS, shall not be subject to this paragraph.
Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

11.Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, USBFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

12.    Compliance with Laws
The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue

Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.
A.The Trust shall immediately notify USBFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.
B.If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBFS and the Trust the following provisions shall apply:
(1)The parties agree USBFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBFS, the transfer of Personal Data to USBFS, and the transfer of Personal Data by USBFS to third countries or regulatory organizations.
(2)The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.
(3)USBFS shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBFS is subject. In the event USBFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.
(4)The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.
(5)USBFS shall:

i.ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;
ii.implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;
iii.only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable1;
iv.beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Trust the opportunity to object;
v.taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;
vi.provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBFS, and inform the Trust of Personal Data breaches without undue delay;
vii.at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and
viii.make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.
(6)Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.
1 For the avoidance of doubt, USBFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Trust hereby authorizes such use.

13.Term of Agreement; Amendment
This Agreement, including the Exhibits A to Q shall become effective as of the date written above and with respect to any new Fund as of the date the applicable exhibit for such Fund is approved by the Board of Trustees of the Trust and will continue in effect for successive annual periods. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.
14.Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.
15.Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.
16.Governing Law
This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.
17.No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
18.Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.
19.Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
20.Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
Attention: President
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Trust shall be sent to:
Series Portfolios Trust
U.S. Bancorp Fund Services, LLC
Attn: Fund Administration
615 East Michigan Street
Milwaukee, WI 53202

21.Rights and Obligations of Each Fund
No Fund shall receive any rights or have any liabilities arising from any action or inaction of any other Fund of the Trust under this Agreement.
22.Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

SERIES PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Ryan L. Roell	By: /s/ Michael D. Barolsky
Name: Ryan L. Roell	Name: Michael D. Barolsky
Title: President	Title: Senior Vice President

Exhibit A
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

    USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit B to the
Series Portfolios Trust Transfer Agent Servicing Agreement

DATA WAREHOUSE SERVICES and MARS SystemTM

1.    Certain Definitions

Whenever used in this Exhibit B, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM” which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.“User(s)” means the person(s) to whom Electronic Reports are made available.

D.“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (the Transfer Agent’s record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.    Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Trust in accordance with the terms of this Exhibit B.

3.    Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1) Project Management Assistance
(2) Setup and Testing of System Interfaces
(3) Conversion of Historical Data from the Funds
(4) Assist with Sales Channel and Sales Territory Setup
(5) Assist with Clearing/Executing Firm Relationships
(6) Assist with Compliance Rule Setup
(7) Database Setup (User Defined Fields)
(8) Training (additional fee)

    USBFS will provide the following support services after implementation:

(1) Assist with Project Management
(2) Dedicated Client Service team
(3) Weekly status calls (if needed)
(4) Setup and testing of requests from the Funds
(5) Duplicate Data Identification
(6) Assistance with System File Imports
(7) Custom Report Programming (at Programming rates)
(8) Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4.    Duties and Responsibilities of the Trust

The Trust shall:

A.    Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Reports in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

B.     Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5.    System Maintenance

The Trust and the Funds understand that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions. USBFS shall notify the Funds of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.    Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Funds’ web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.    Proprietary Rights
A.    The Trust acknowledges and agrees that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS. Any interfaces and software provided to the Trust in order to provide connectivity to MARSTM and Data Warehouse through USBFS shall be used by the Trust and Users only for the period during which this is in effect and only in accordance with the terms of this Exhibit B and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder. The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.    The MARSTM or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust. The Trust retains all rights in such intellectual property that may reside on the MARSTM or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS. To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of the Trust is duplicated within the MARSTM or Data Warehouse Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Fund’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this is in effect. This license is limited to the intellectual property needed to replicate the appearance of the Fund’s web site(s) and does not extend to any other intellectual property owned by the Trust. The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.    Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section 7 of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section 7 relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit B.

8.    Compensation

USBFS shall be compensated for providing MARSTM or Data Warehouse Services in accordance with the fee schedule set forth in the attached exhibits (as amended from time to time).

9.    Additional Indemnification; Limitation of Liability

A.USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES. Accordingly, USBFS’ sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and it’s trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.If an injunction is issued against the Trust’s and Users’ use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the

Trust and Users. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or DATA Warehouse Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this immediately on written notice to USBFS.

D.Because the ability of USBFS to deliver MARSTM and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

E.The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via MARSTM and Data Warehouse Services. The Trust is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Trust’s shareholders.

F.USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.    File Security and Retention; Confidentiality

A.USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with MARSTM and Data Warehouse Services, (collectively, the “Trust Files”). USBFS’s security provisions with respect to MARSTM and Data Warehouse Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’ delivery of MARSTM and Data Warehouse Services.

B.USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.    Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARS OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.    Duties in the Event of Termination

In the event of termination of the services provided pursuant to this , (i) the Trust and Users will immediately end their access to MARSTM and Data Warehouse Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.